Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson	Patricia Hogan
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9393
kpatterson@websense.com	phogan@websense.com

N E W S R E L E A S E

Websense Reports Record Revenues and Nine Percent Growth in Billings for Third Quarter of 2011

•	GAAP revenues of $92.1 million, up nine percent year-over-year

•	End-user billings up 15 percent year-over-year

•	TRITON solution billings of $45.2 million, up 50 percent year-over-year

•	GAAP earnings per diluted share of 20 cents; non-GAAP earnings per diluted share of 44 cents

SAN DIEGO, October 25, 2011 — Websense, Inc. (NASDAQ: WBSN) today announced financial results for the third quarter of 2011.

“Our third-quarter results showed strong progress toward our goal of transforming Websense into a strategic security partner for enterprise customers worldwide,” said Gene Hodges, Websense CEO. “Mid-market and enterprise customers are finding that our advanced Websense® TRITON™ solutions can address their needs for security effectiveness and compliance — and our sales team, which we have transformed over the past 18 months, is rising to meet the opportunities created by the competitive strength of our products.

“We delivered a 33 percent increase in the number of transactions over $100,000, closing five seven-figure sales. Even in slow-growth economies like the U.S. and the UK, we grew our enterprise billings at rates exceeding 25 percent,” added Hodges. “Our strength in the U.S. and emerging markets was balanced by weakness in continental Europe, which we believe reflected the region’s economic uncertainty. Although we may face challenging macroeconomic trends in the future, particularly in Europe, our predominantly recurring subscription revenue model helps insulate us from economic volatility.”

Third Quarter 2011 GAAP Financial Highlights

•	Revenues of $92.1 million, an increase of nine percent from the third quarter of 2010.

•	Software and services revenues of $81.8 million, compared with $81.2 in the third quarter of 2010.

•

Appliance revenues of $10.3 million, consisting of approximately $7.7 million in current-period appliance sales and approximately $2.6 million of deferred appliance revenue from pre-2011 appliance sales, compared with $3.6 million of appliance revenues in the third quarter of 2010, all of which was recognized from deferred appliance revenue.

•	Operating income of $13.7 million, compared with $12.4 million in the third quarter of 2010.

•	An effective tax rate of 40.1 percent, compared with 50.0 percent in the third quarter of 2010.

•	Net income of $8.1 million, or 20 cents per diluted share, compared with $5.8 million, or 13 cents per diluted share, in the third quarter of 2010.

•	Weighted average diluted shares outstanding of 40.4 million, compared with 42.9 million in the third quarter of 2010.

•

Cash flow from operations of $16.7 million, compared with $27.2 million in the third quarter of 2010. The decrease in cash flow from operations compared with the third quarter of 2010 reflected higher operating expenses and increased cash tax payments in the third quarter of 2011.

•	Quarter-end accounts receivable of $59.8 million, compared with $61.1 million at the end of the second quarter of 2011 and $53.5 million at the end of the third quarter of 2010.

•	Days billings outstanding of 64 days, consistent with days billings outstanding at the end of the second quarter of 2011 and an increase of two days from the third quarter of 2010.

•	Deferred revenue of $369.8 million, an increase of $0.3 million compared with deferred revenue at the end of the third quarter of 2010.

•

Deferred revenue from pre-2011 appliance sales of $10.7 million, a decrease of $6.5 million from the year ago period. This amount will continue to decrease quarterly as deferred revenue from pre-2011 appliance sales is depleted by ratable recognition over the original subscription periods.

On January 1, 2011, Websense was required to adopt Accounting Standards Update (ASU) 2009-13 (Multiple Deliverable Revenue Arrangements) and ASU 2009-14 (Certain Revenue Arrangements that Include Software Elements), which require the immediate recognition of appliance revenues upon sale. Consequently, third quarter 2011 appliance revenues of $10.3 million consisted primarily of $7.7 million of revenue recognized from third quarter 2011 appliance sales and $2.6 million of deferred appliance revenues from pre-2011 appliance sales. As discussed further below, the company will continue to recognize deferred revenue from pre-2011 appliance sales ratably over the original subscription terms.

Third quarter pre-tax income was correspondingly higher by $3.2 million than estimated pre-tax income would have been if calculated using ratable recognition of appliance revenue and costs. The impact of accounting and policy changes on our 2011 results is described more fully in the “2011 Policy Changes” section of this release.

Third Quarter 2011 Non-GAAP1 Financial Highlights

•

Billings of $84.3 million, an increase of nine percent compared with the third quarter of 2010. Changes in currency exchange rates, compared with exchange rates prevailing in the third quarter of 2010, benefited total billings in the quarter by approximately $2.0 million.

•

End-user customer billings of $83.8 million, an increase of 15 percent compared with $73.0 million in the third quarter of 2010. End-user customer billings exclude billings to original equipment manufacturers (OEMs) of $0.5 million in the third quarter of 2011 and $4.4 million in the third quarter of 2010.

•	GAAP revenues of $92.1 million, an increase of eight percent compared with non-GAAP revenues of $85.3 million in the third quarter of 2010.[2]

•	Non-GAAP operating income of $21.8 million, compared with non-GAAP operating income of $24.3 million the third quarter of 2010.

•

A non-GAAP effective tax rate of 17.7 percent, compared with 32.4 percent in the year ago period. The year-over-year decline in the non-GAAP effective tax rate primarily resulted from the estimated impact of the company’s international distribution restructuring on the long-term effective tax rate, as well as the estimated 2011 tax benefits associated with the company’s equity compensation programs.

•	Non-GAAP net income of $17.9 million, or 44 cents per diluted share, compared with $15.9 million, or 37 cents per diluted share, in the third quarter of 2010.

Millions, except percentages, exchange rates, contract values, duration and days billings outstanding	Q3’11	Q3’10	Y/Y Change
Billings metrics:
Total Billings	$84.3	$77.4	9%
Billings to end-user customers	$83.8	$73.0	15%
Renewal billings to end-user customers	$60.0	$50.8	18%
Incremental billings[3] to end-user customers	$23.8	$22.2	8%
Billings to OEMs	$0.5	$4.4	-89%
U.S. billings to end-user customers	$46.8	$37.8	24%
International billings to end-user customers	$37.0	$35.2	5%
TRITON solution billings[4]	$45.2	$30.1	50%
Appliance billings	$8.0	$5.2	53%
Average annualized contract value	$10,700	$8,700	23%
Average contract duration (months)	23.1	21.8	6%
Days billings outstanding (DSOs)	64	62	2 days
Exchange rates used in FX-neutral calculations:
Euro	$1.44	$1.27	13%
Pound Sterling	$1.63	$1.54	6%
Balance sheet metrics:
Cash and cash equivalents	$75.6	$85.7	-12%
Balance on revolving credit facility	$73.0	$67.0	9%
Share repurchases ($)	$25.0	$20.0	25%
Shares repurchased (shares)	1.2	1.0	13%

1.	A detailed description of the company’s non-GAAP financial measures appears under “Non-GAAP Financial Measures” and a full reconciliation of GAAP to non-GAAP results is included at the end of this news release in the tables “Reconciliation of GAAP to Non-GAAP Financial Measures.”
2.	The company discontinued reporting non-GAAP revenues in 2011 because the difference between GAAP and non-GAAP revenues is no longer significant. Non-GAAP revenues are provided for 2010 for purposes of historical comparison. Non-GAAP revenues of $85.3 million in the third quarter of 2010 included approximately $0.6 million of SurfControl revenue that would have been recognized during the third quarter of 2010 had SurfControl remained an independent operating company reporting under GAAP. This subscription revenue was included in SurfControl’s deferred revenue as of the date of the acquisition, but was not recognized as revenue on a post-acquisition basis under GAAP due to the required write-down of SurfControl’s deferred revenue to fair value as of the acquisition date.
3.	Incremental billings include upgrades to new products purchased by existing/renewing customers (i.e., data security, cloud-based security, and the incremental portion of TRITON gateway family migrations) and new customer billings, regardless of product.
4.	TRITON solutions include the TRITON family of security gateways for web, email and data security (including related appliances and technical support subscriptions), Websense Data Security Suite and cloud-based security solutions. Non-TRITON solutions include web filtering products, including Websense Web Filtering, Websense Web Security Suite and related appliances, plus SurfControl email security products.

As described above, on January 1, 2011, Websense was required to adopt Accounting Standards Update 2009-13 (Multiple Deliverable Revenue Arrangements) and Accounting Standards Update 2009-14 (Certain Revenue Arrangements that Include Software Elements), which require immediate recognition of hardware revenues upon sale. Also effective January 1, 2011, the company restructured its international distribution operations, which is expected to reduce the complexity and compliance risks associated with the company’s global distribution activities, and the company changed its policy for determining the estimated non-GAAP effective tax rate to include estimated tax benefits associated with stock-based compensation programs. The combination of the estimated tax impact associated with the international distribution restructuring and the change in the policy for determining the estimated non-GAAP effective tax rate reduced the company’s estimated annual non-GAAP effective tax rate from approximately 32 percent in 2010 to an estimated 18.5 percent for 2011.

Third quarter non-GAAP net income was correspondingly impacted by the required changes in revenue recognition policy and the company’s new estimated non-GAAP effective tax rate. Compared with the third quarter of 2010, the policy change in appliance revenue recognition and the decrease in the estimated non-GAAP effective tax rate increased non-GAAP earnings per diluted share by approximately 13 cents. The impact of accounting and policy changes on our 2011 results is described more fully in the “2011 Policy Changes” section of this release.

Outlook for Fiscal Year 2011

Websense provides guidance on anticipated financial performance for the year based on an assessment of the current business environment, historical seasonal business trends, and prevailing exchange rates between the U.S. dollar and other major currencies. Annual guidance is updated each quarter with the release of quarterly results. In providing guidance, the company emphasizes that all forward-looking statements are based on current expectations, including average contract duration between 23 and 24 months and prevailing currency exchange rates of $1.36 for the Euro and $1.58 for the Pound Sterling. The company disclaims any obligation to update the statements as circumstances change.

Millions, except percentages and per share amounts	Previous 2011 Outlook (7/26/11)	Updated 2011 Outlook (as of 10/25/11)	Implied Q4’11 Outlook [1] (as of 10/25/11)
Total Billings	$357 –$374	$357.5 –$368.5	$110.5 –$121.5
Billings to end-user customers	$354 –$371	$354.5 –$365.5	$109.5 –$120.5
Billings to OEMs	~$3	~$3	~$1
Appliance billings (% of total billings)	6 - 7%	7 - 8%	--
Revenues	$358 –$368	$364 –$368	$92 - $96
Non-GAAP gross margin	~84.5%	~84.5%	~84.5%
Non-GAAP operating expenses	+9-10% y/y	+9-10% y/y	--
Non-GAAP earnings per diluted share	$1.50 –$1.60	$1.55 –$1.58	$0.42 - $0.45
Non-GAAP effective tax rate	~19%	~18.5%	~18.5%
Average diluted shares outstanding	40 – 41	40 – 41	39 - 40
Cash flow from operations	$80 – $90	$77 – $83	$20 - $26
Capital expenditures	~$10	~$10	~$3

1.	Outlook for the fourth quarter of 2011 is derived arithmetically by comparing the Updated 2011 Outlook with year-to-date results for the period ended September 30, 2011.

Management further indicates:

•

Deferred revenue of $10.7 million from pre-2011 appliance billings (as of September 30, 2011) will continue to be recognized ratably according to the original subscription period, including $2.1 million to be recognized in the fourth quarter of 2011.

•

The outlook for fourth quarter revenue includes the immediate recognition of fourth quarter appliance sales, which are expected to be seasonally strong, consistent with the historical seasonal pattern in fourth quarter billings.

•	Guidance for 2012 will be provided following the release of fourth quarter results on January 31, 2012 based on an assessment of the business environment and macroeconomic outlook at that time.

2011 Policy Changes

The company’s third quarter and year-to-date period results and future outlook reflect the following changes in policy and accounting standards, effective January 1, 2011:

•	Adoption of ASU 2009-13, Revenue Arrangements with Multiple Deliverables, and ASU 2009-14, Certain Revenue Arrangements that Contain Software Elements

Websense was required to implement new revenue recognition rules under which revenue for sales of appliances and the related costs are recognized when sold and all other revenue recognition criteria are met. In general, this means Websense is no longer amortizing the revenue and costs for appliance sales booked in 2011 over the software subscription period. Adoption of the new rules does not change recognition of subscription software revenue or the way billings are reported. The adoption of these rules, compared with the previous method of ratable appliance revenue and cost recognition, is expected to increase the seasonality and variability in revenue and net income in any given quarter.

The new rules were not adopted retroactively and approximately $20 million in deferred revenue and approximately $9 million in deferred costs associated with pre-2011 appliance sales will be recognized ratably over the remaining subscription terms. For 2011, revenues, GAAP net income and non-GAAP net income are expected to include approximately $11.4 million in revenues (of which $2.6 million was recognized in the third quarter of 2011 and $9.3 million was recognized in the first three quarters of 2011) and $5.1 million in costs (of which $1.1 million was recognized in the third quarter of 2011 and $4.2 million was recognized in the first three quarters of 2011) associated with pre-2011 appliance sales, as well as revenues and costs associated with 2011 appliance billings. The schedule below summarizes the expected recognition of deferred appliance revenues and costs by quarter for 2011.

Summary of Amounts Related to pre-2011 Appliance Sales
Millions	Deferred balances as of 12/31/10 (actual)	2011 Recognition Schedule					Remaining deferred balances as of 12/31/11 (expected)
		Q1’11 (actual)	Q2’11 (actual)	Q3’11 (actual)	Q4’11 (expected)	2011 (expected)
Revenue	$20.0	$3.5	$3.2	$2.6	$2.1	$11.4	$8.6
Costs	$9.2	$1.6	$1.5	$1.1	$1.0	$5.1	$4.1

Updated 2011 guidance ranges for billings and revenues assume that 2011 appliance billings will represent approximately seven to eight percent of total 2011 billings and will be recognized as revenues immediately, as required by ASU 2009-13 and ASU 2009-14. Based on the updated guidance range for billings and recognition of $11.4 million in appliance revenues from pre-2011 appliance sales, appliance revenues are expected to account for approximately 10 percent of 2011 total revenues.

•	International Distribution Restructuring

Effective January 1, 2011, the company restructured its international distribution operations to reduce the complexity and compliance risks associated with its global distribution activities. The new structure also was expected to reduce the company’s estimated long-term non-GAAP effective tax rate by approximately six percentage points. The resulting decrease in the estimated non-GAAP effective tax rate for 2011 was expected to increase the company’s non-GAAP earnings per diluted share by approximately 12 cents, compared with 2010.

•	Change in Policy Used to Determine the Estimated Non-GAAP Effective Tax Rate

Beginning with the first quarter of 2011, the company’s estimated non-GAAP tax rate reflects estimated tax benefits from the company’s equity-based compensation plans and other tax deductible amortization. These benefits have the effect of reducing the company’s cash tax obligations, and by including the estimated tax benefits in the determination of the estimated non-GAAP effective tax rate, the company’s estimated non-GAAP tax provision is expected to more closely reflect the company’s cash tax obligations over time. The company will continue to exclude share-based compensation expense and tax deductible amortization from operating expenses when reporting non-GAAP net income and non-GAAP earnings per fully diluted shares. This policy change was expected to reduce the 2011 estimated non- GAAP effective tax rate by approximately six percentage points and increase non-GAAP earnings per diluted share by approximately 11 cents, compared with 2010.

Conference Call Details

Management will host a conference call and simultaneous webcast to discuss the financial results and outlook today, October 25, at 2 p.m. Pacific Daylight Time. To participate in the conference call, investors should dial 866-757-5630 (domestic) or 707-287-9356 (international) 10 minutes prior to the scheduled start of the call. A simultaneous audio-only webcast of the call may be accessed on the Internet at www.websense.com/investors. An archive of the webcast will be available on the company’s website through December 31, 2011, and a recorded replay of the call will be available for one week at 855-859-2056 or 404-537-3406, pass code 93887341.

Non-GAAP Financial Measures

This news release provides financial measures for the third quarter and year-to-date periods of 2010, including measures for revenues, gross profit, income from operations, provision for income taxes, net income and earnings per diluted share, that include revenues from SurfControl that would have been recognized during the third quarter and year-to-date periods of 2010 under subscriptions that were included in deferred revenue as of the date of the acquisition. These revenues are not recognized on a post-acquisition basis under GAAP due to the write-down of SurfControl’s deferred revenue to fair value as of the acquisition date. In 2011, these adjustments are no longer significant, and revenues for the third quarter and year-to-date periods of 2011 are not adjusted for SurfControl. In addition, non-GAAP operating results for the third quarter and year-to-date periods of 2011 and 2010 exclude share-based compensation expense and certain non-cash expenses relating to the company’s acquisitions, primarily amortization of intangible assets and deferred financing fees.

The company’s estimated non-GAAP effective tax rate is calculated by dividing the company’s estimated non-GAAP tax expense by its non-GAAP taxable income. The company’s estimated non-GAAP taxable income is determined by adjusting its GAAP taxable income for its non-GAAP adjustments on a country-by-country basis. The company determines its estimated non-GAAP tax expense by adding together the estimated non-GAAP tax expense for each country based on each country’s estimated applicable long-term tax rate.

For the third quarter and year-to-date period of 2011, the company’s estimated non-GAAP effective tax rate includes the effect of the estimated tax benefits the company receives from equity-based compensation programs and tax deductible amortization. The company’s estimated non-GAAP effective tax rate for 2010 excludes these tax benefits as this was the manner in which the company originally reported its 2010 estimated non-GAAP effective tax rate and non-GAAP net income. As described above, guidance for 2011 and future periods includes the related estimated tax benefits on the company’s estimated non-GAAP effective tax rate, and therefore the company’s non-GAAP net income.

Based on the foregoing, the company’s presentation of non-GAAP revenues, gross profit, operating expenses, income from operations, provision for income taxes, net income, and earnings per diluted share are not calculated in accordance with GAAP. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding performance that enhances management’s and investors’ ability to evaluate the company’s operating results, trends, and prospects and to compare current operating results with historic operating results. Reconciliations of the GAAP and non-GAAP financial measures for the third quarter and year-to-date periods of 2011 and 2010, as well as a more detailed explanation of each non-GAAP financial measure and its uses, are provided at the end of this news release.

This news release also includes financial measures for various categories of billings for the third quarter of 2011, billings outlook for 2011 and the fourth quarter of 2011, and other billings-related measures that are not numerical measures that can be calculated in accordance with GAAP. Websense provides these measurements in reporting financial performance because these measurements provide a consistent basis for understanding the company’s sales activities in the current period. The company believes these measurements are useful to investors because the GAAP measurements of revenues and deferred revenue in the current period include subscription contracts commenced in prior periods. The roll forward of deferred revenue (which includes billings and revenues) for the third quarter of 2011 is set forth at the end of this news release.

About Websense, Inc.

Websense, Inc. (NASDAQ: WBSN), a global leader in unified web security, email security, and data loss prevention (DLP) solutions, delivers the best content security for modern threats at the lowest total cost of ownership to tens of thousands of enterprise, mid-market and small organizations around the world. Distributed through a global network of channel partners and delivered as appliance-based software or Security-as-a-Service (SaaS), Websense content security solutions help organizations leverage web 2.0 and cloud-based communication, collaboration, and social media, while protecting from advanced persistent threats and modern malware, preventing the loss of confidential information, and enforcing internet use and security policies. Websense is headquartered in San Diego, California with offices around the world. For more information, visit www.websense.com.

Follow Websense on Twitter: www.twitter.com/websense

Join the discussion on Facebook: www.facebook.com/websense

# # #

This news release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including financial estimates, the statements of Gene Hodges, statements about our transformed sales team and our expected continued success selling TRITON solutions to large enterprise customers, billings, revenues and growth trends, and statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates” and similar words. The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, risks associated with launching new product offerings, customer acceptance of the company’s services, risks relating to product performance, products and fee structures in a changing market, the success of Websense’s brand development efforts, the volatile and competitive nature of the Internet and security industries, changes in domestic and international market conditions, risks relating to currency exchange rates and impacts of macro-economic conditions on our customers, the risks of ongoing compliance with the covenants in the company’s credit facility, risks related to changes in accounting interpretations and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at www.websense.com/investors. Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.

Websense, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Software and service	$81,803	$81,152	$243,057	$238,388
Appliance	10,308	3,596	28,393	8,000

Total revenues	92,111	84,748	271,450	246,388
Cost of revenues:
Software and service	10,234	11,395	30,993	33,869
Appliance	4,665	2,168	13,661	4,804

Total cost of revenues	14,899	13,563	44,654	38,673

Gross profit	77,212	71,185	226,796	207,715
Operating expenses:
Selling and marketing	38,445	36,428	121,285	116,134
Research and development	15,084	13,186	43,556	40,957
General and administrative	9,969	9,161	30,922	27,479

Total operating expenses	63,498	58,775	195,763	184,570

Income from operations	13,714	12,410	31,033	23,145
Interest expense	(374)	(791)	(1,167)	(2,834)
Other (expense) income, net	204	(59)	1,530	(949)

Income before income taxes	13,544	11,560	31,396	19,362
Provision for income taxes	5,426	5,779	10,777	9,626

Net income	$8,118	$5,781	$20,619	$9,736

Basic net income per share	$0.21	$0.14	$0.51	$0.23

Diluted net income per share	$0.20	$0.13	$0.50	$0.22

Weighted average shares—basic	39,575	42,200	40,081	42,622

Weighted average shares—diluted	40,428	42,907	41,273	43,613

Financial Data:
Total deferred revenue	$369,750	$369,431	$369,750	$369,431

Websense, Inc. Consolidated Balance Sheets (In thousands)
	September 30, 2011	December 31, 2010
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$75,550	$77,390
Cash and cash equivalents—restricted	—	256
Accounts receivable, net	59,765	82,182
Income tax receivable/prepaid income tax	2,648	2,760
Current portion of deferred income taxes	37,330	36,191
Other current assets	13,716	14,708

Total current assets	189,009	213,487
Cash and cash equivalents—restricted, less current portion	625	434
Property and equipment, net	17,087	16,944
Intangible assets, net	30,316	41,078
Goodwill	372,445	372,445
Deferred income taxes, less current portion	7,071	6,352
Deposits and other assets	10,324	11,203

Total assets	$626,877	$661,943

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,102	$6,858
Accrued compensation and related benefits	22,629	22,168
Other accrued expenses	17,516	18,704
Current portion of income taxes payable	7,018	549
Current portion of deferred tax liability	662	367
Current portion of deferred revenue	238,590	251,890

Total current liabilities	295,517	300,536
Other long term liabilities	2,666	2,388
Income taxes payable, less current portion	16,973	16,065
Secured loan	73,000	67,000
Deferred tax liability, less current portion	3,988	1,877
Deferred revenue, less current portion	131,160	142,414

Total liabilities	523,304	530,280
Stockholders’ equity:
Common stock	564	548
Additional paid-in capital	406,828	373,229
Treasury stock, at cost	(360,390)	(282,570)
Retained earnings	61,872	41,253
Accumulated other comprehensive loss	(5,301)	(797)

Total stockholders’ equity	103,573	131,663

Total liabilities and stockholders’ equity	$626,877	$661,943

Websense, Inc.

Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	Nine Months Ended September 30,
	2011	2010
Operating activities:
Net income	$20,619	$9,736
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,716	28,037
Share-based compensation	14,433	17,496
Deferred income taxes	(360)	(4,352)
Unrealized gain on foreign exchange	(47)	(14)
Excess tax benefit from share-based compensation	(2,267)	(1,220)
Changes in operating assets and liabilities:
Accounts receivable	21,149	30,939
Other assets	470	(3,863)
Accounts payable	2,244	2,914
Accrued compensation and related benefits	533	(1,577)
Other liabilities	(3,385)	(3,152)
Deferred revenue	(24,575)	(10,682)
Income taxes payable and receivable/prepaid	8,722	11,814

Net cash provided by operating activities	57,252	76,076

Investing activities:
Change in restricted cash and cash equivalents	33	(197)
Purchase of property and equipment	(7,176)	(6,162)
Purchase of intangible assets	(500)	—

Net cash used in investing activities	(7,643)	(6,359)

Financing activities:
Proceeds from secured loan	87,000	—
Principal payments on secured loan	(81,000)	(20,000)
Principal payments on capital lease obligation	(569)	(532)
Proceeds from exercise of stock options	14,461	12,217
Proceeds from issuance of common stock for stock purchase plan	3,446	3,131
Excess tax benefit from share-based compensation	2,267	1,220
Tax payments related to restricted stock unit issuances	(2,824)	(2,736)
Purchase of treasury stock	(73,998)	(59,714)

Net cash used in financing activities	(51,217)	(66,414)

Effect of exchange rate changes on cash and cash equivalents	(232)	(427)
(Decrease)/Increase in cash and cash equivalents	(1,840)	2,876
Cash and cash equivalents at beginning of period	77,390	82,862

Cash and cash equivalents at end of period	$75,550	$85,738

Income taxes paid, net of refunds	$5,045	$2,850

Websense, Inc.

Rollforward of Deferred Revenue

(Unaudited and in thousands)

Deferred revenue balance at June 30, 2011	$377,539
Net billings during third quarter 2011	84,315
Less revenue recognized during third quarter 2011	(92,111)
Translation adjustment	7

Deferred revenue balance at September 30, 2011	$369,750

Websense, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
GAAP Revenues	$92,111	$84,748	$271,450	$246,388
Deferred revenue related to SurfControl acquisition (1)	—	588	—	4,011

Non-GAAP Revenues	$92,111	$85,336	$271,450	$250,399

GAAP Gross profit	$77,212	$71,185	$226,796	$207,715
Deferred revenue related to SurfControl acquisition (1)	—	588	—	4,011
Amortization of acquired technology (3)	646	2,124	1,937	6,373
Share-based compensation (2)	276	294	829	990

Gross profit adjustment	922	3,006	2,766	11,374

Non-GAAP Gross profit	$78,134	$74,191	$229,562	$219,089

GAAP Operating expenses	$63,498	$58,775	$195,763	$184,570
Amortization of other intangible assets (3)	(3,159)	(4,380)	(9,479)	(13,141)
Share-based compensation (2)	(4,004)	(4,489)	(13,605)	(16,506)

Operating expense adjustment	(7,163)	(8,869)	(23,084)	(29,647)

Non-GAAP Operating expenses	$56,335	$49,906	$172,679	$154,923

GAAP Income from operations	$13,714	$12,410	$31,033	$23,145
Gross profit adjustment	922	3,006	2,766	11,374
Operating expense adjustment	7,163	8,869	23,084	29,647

Non-GAAP Income from operations	$21,799	$24,285	$56,883	$64,166

GAAP Provision for income taxes	$5,426	$5,779	$10,777	$9,626
Amortization of acquired intangible assets and other (4)	978	Not avail.	1,829	Not avail.
Benefit for share-based compensation (5)	(1,200)	Not avail.	(941)	Not avail.
Items relating to our global distribution restructuring (6)	(1,370)	Not avail.	(1,041)	Not avail.

Provision for income taxes adjustment	(1,592)	1,856	(153)	10,128

Non-GAAP Provision for income taxes (7)	$3,834	$7,635	$10,624	$19,754

GAAP Net income	$8,118	$5,781	$20,619	$9,736
Gross profit adjustment	922	3,006	2,766	11,374
Operating expense adjustment	7,163	8,869	23,084	29,647
Amortization of deferred financing fees (8)	60	131	179	586
Provision for income tax adjustment	1,592	(1,856)	153	(10,128)

Non-GAAP Net income	$17,855	$15,931	$46,801	$41,215

GAAP Net income per share	$0.20	$0.13	$0.50	$0.22
Non-GAAP adjustments as described above per share, net of tax (1-8)	0.24	0.24	0.63	0.73

Non-GAAP Net income per share	$0.44	$0.37	$1.13	$0.95

Websense, Inc.

Reconciliation of GAAP to non-GAAP Financial Measures, continued

(unaudited and in thousands, except per share amounts)

The non-GAAP financial measures included in the tables above are non-GAAP revenues, non-GAAP gross profit, non-GAAP operating expenses, non-GAAP income from operations, non-GAAP provision for income taxes, non-GAAP net income and non-GAAP net income per share, which adjust for the following items: acquisition related adjustments, share-based compensation expense, amortization of intangible assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the company’s operating results, as well as when planning, forecasting and analyzing future periods. The annual operating plan approved by our Board of Directors is based upon non-GAAP financial measures and our management incentive plans also use non-GAAP financial measures as performance objectives. We believe that these non-GAAP financial measures also facilitate comparisons of the company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-financial measures.

(1) Deferred revenue related to SurfControl. We completed our acquisition of SurfControl in October 2007. At the time of the acquisition, SurfControl had recorded deferred revenue related to subscriptions commenced in the past for which revenue would be recognized in future periods (during the term of the subscriptions) as revenue recognition criteria are satisfied. The purchase accounting rules required us to write down a significant portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenues associated with the SurfControl deferred revenue that would have been recognized during the relevant accounting period that was excluded as a result of these purchase accounting adjustments, as we believe this provides information about the impact on operations of the acquired business in a manner consistent with the revenue recognition for our pre-existing services. We further believe that the inclusion of non-GAAP revenues enables investors to better understand the impact of the acquisition on the baseline revenues of the combined company and provides useful information to investors on revenue trends impacting the combined business. As of December 31, 2010, we removed the remaining balance of the deferred revenue related to SurfControl acquisition as it was no longer significant nor meaningful as the acquisition of SurfControl occurred in 2007.

(2) Share-based compensation. Consists of non-cash expenses for employee stock options, restricted stock units and our employee stock purchase plan determined in accordance with the fair value method of accounting for share-based compensation. When evaluating the performance of our business and developing short and long-term plans, we do not consider share-based compensation charges. Although share-based compensation is necessary to attract and retain quality employees, our consideration of share-based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, we believe that the exclusion of share-based compensation allows for more accurate comparison of our financial results to previous periods. In addition, we believe it is useful to investors to understand the specific impact of the application of the fair value method of accounting for share-based compensation on our operating results.

(3) Amortization of acquired technology and other intangible assets. When conducting internal development of intangible assets (including developed technology, customer relationships, trademarks, etc.), GAAP accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate these amortization charges from our non-GAAP operating results to provide better comparability of pre- and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

(4) Amortization of acquired intangible assets and other. These amounts relate primarily to the net tax effect of amortization of acquired intangible assets and deferred financing fees. The net result is an increase to our Non-GAAP tax provision as the amortization excluded from our non-GAAP pre-tax earnings exceeds the amount we deduct for tax purposes. These items have no net impact on our GAAP tax provision because deferred tax liabilities were established for the tax effect of the amortization of the acquired intangibles on the purchase date.

(5) Benefit for share-based compensation. These amounts represent the tax benefit from the estimated tax deductions for share-based compensation (e.g., stock option exercises, restricted stock releases and employee stock purchase plan issuances) of $1.4 million and $4.5 million for the third quarter and first three quarters of 2011, respectively, offset by the estimated increase in income tax expense from excluding the GAAP share-based compensation expense of $0.2 million and $3.6 million for the third quarter and the first three quarters of 2011, respectively, from our pre-tax non-GAAP earnings.

(6) Items related to our global distribution restructuring. These items relate to our global distribution restructuring which was completed in the first quarter of 2011. The amount for the third quarter of 2011 relates primarily to a $1.4 million reduction in non-GAAP tax expense as a result of excluding certain gains on intangible property buy-in amounts from our pre-tax non-GAAP earnings. The amount for the first three quarters of 2011 relates primarily to a $4.1 million reduction in non-GAAP tax expense as a result of excluding the intangible buy-in gains mentioned above from pre-tax non-GAAP earnings, offset by the exclusion of approximately $3.1 million of discrete tax benefits recognized in the first quarter of 2011 from our non-GAAP tax expense.

Approximately $3.0 million of the discrete tax benefit in the first quarter of 2011 related to the tax effect of the transfer of customer relationship intangible assets and the related deferred tax liabilities from a higher tax rate jurisdiction to a lower tax rate jurisdiction in the first quarter of 2011. The tax effect from the transfer of the customer relationship intangible assets was reflected in the first quarter of 2011 upon the completion of our global distribution restructuring and is not expected to recur.

(7) Non-GAAP effective tax rate. The company’s annual non-GAAP effective tax rate is calculated by dividing the company’s estimated annual non-GAAP tax expense by its estimated annual non-GAAP taxable income. The company’s estimated non-GAAP taxable income is determined by adjusting its estimated GAAP taxable income for its non-GAAP adjustments on a country-by-country basis. The company determines its annual estimated non-GAAP tax expense by adding together the estimated non-GAAP tax expense for each country based on each country’s applicable tax rate. The company determines its interim non-GAAP effective tax expense in accordance with the general principles of ASC 740, Accounting for Income Taxes.

(8) Amortization of deferred financing fees. This is a non-cash charge that is disregarded by the company’s management when evaluating our ongoing performance and/or predicting our earnings trends, and excluded by us when presenting our non-GAAP financial measures. Further, we believe it is useful to investors to understand the specific impact of this charge on our operating results.